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                                                                     Exhibit  11


                            GENERAL HOST CORPORATION

                 COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)

                    (In thousands, except per share amounts)

                                          Twelve Weeks Ended          Forty Weeks Ended
                                        ----------------------      ----------------------
                                        November 6, November 7,     November 6, November 7,
                                           1994       1993             1994       1993
Net loss                                $  (7,047)  $ (11,406)      $    (989)  $ (13,382)
                                        =========   =========       =========   =========
Shares used for calculating primary
  earnings per share:
  Average common shares outstanding        21,095      21,017          21,078      20,601

  Additional shares resulting from
    assumed exercise of stock options           0          41               0           5
                                        ---------   ---------       ---------   ---------
  Weighted average number of common
    shares outstanding, as adjusted        21,095      21,058          21,078      20,606
                                        =========   =========       =========   =========
Net loss per share                      $    (.33)  $    (.54)      $    (.05)  $    (.65)
                                        =========   =========       =========   =========



               Note: This calculation is submitted in accordance
            with Securities Exchange Act of 1934 Release No. 9083.